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                                                              EXHIBIT 3.1


                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/26/1999
                                                          991120448 - 3020922



                          CERTIFICATE OF INCORPORATION

                                       OF

                           DIRECT III MARKETING, INC.

                                   * * * * * *

         1. The name of the corporation is:

                           DIRECT III MARKETING, INC.

         2. The address of its registered office in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, Dover, Delaware 19901, located in the County of Kent, Delaware. The name of its registered agent is Incorporating Services, Ltd.

         3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The Corporation shall have authority to issue fifty million (50,000,000) shares of capital stock, consisting of forty million (40,000,000) shares of common stock, par value $.001 per share and ten million (10,000,000) shares of preferred stock, par value $.001 per share. The Board of Directors may, by resolution or resolutions, designate and fix the powers, preferences and rights and the qualifications, limitations or restrictions of any number of series of preferred stock of the Corporation.


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         5. The name and mailing address of the sole incorporator is as follows:

            Daniel P. O'Brien
            Klehr, Harrison, Harvey, Branzburg & Ellers LLP
            1401 Walnut Street
            Philadelphia, PA 19102

         6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

         7. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

         8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         9. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         10. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting

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of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of March, 1999.




                                          /s/ Daniel P. O'Brien
                                          ------------------------------------
                                          Daniel P. O'Brien, Sole Incorporator



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